Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Third QUARTER 2024 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.61 per Share for Fourth Quarter 2024
Base Dividend of $0.43 and Supplemental Dividend of $0.18 Per Share

EVANSTON, Ill., October 31, 2024 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Financial Highlights

•
Total investment income of $38.4 million
•
Net investment income of $21.4 million, or $0.64 per share
•
Adjusted net investment income of $20.4 million, or $0.61 per share(1)
•
Invested $65.9 million in debt and equity securities, including three new portfolio companies
•
Received proceeds from repayments and realizations of $50.8 million
•
Paid total dividends of $0.57 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.14 per share on September 26, 2024
•
Net asset value (“NAV”) of $658.8 million, or $19.42 per share, as of September 30, 2024
•
Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2024 of $43.1 million, or $1.27 per share

Management Commentary

“For the third quarter, our debt investments generated a 8.4% increase in interest income year-over-year. We continued to carefully grow total assets under management while maintaining a healthy portfolio structured to deliver recurring income and the potential for enhanced returns from the monetization of equity investments. We expect investment activity to remain at reasonable levels for the rest of the year, providing us opportunities to advance our long-term goals of generating attractive risk-adjusted returns for our shareholders, preserving capital and growing NAV over time,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2024 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2024, as compared to the same period in 2023 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Interest income	$31,857	$28,313	$3,544	12.5%
Payment-in-kind interest income	1,851	2,789	(938)	(33.6%)
Dividend income	1,384	262	1,122	428.2%
Fee income	2,693	2,255	438	19.4%
Interest on idle funds	597	566	31	5.5%
Total investment income	$38,382	$34,185	$4,197	12.3%

Net investment income	$21,411	$16,660	$4,751	28.5%
Net investment income per share	$0.64	$0.63	$0.01	1.6%

Adjusted net investment income (1)	$20,424	$18,188	$2,236	12.3%
Adjusted net investment income per share (1)	$0.61	$0.68	$(0.07)	(10.3%)

Net increase (decrease) in net assets resulting from operations	$16,477	$24,299	$(7,822)	(32.2%)
Net increase (decrease) in net assets resulting from operations per share	$0.49	$0.91	$(0.42)	(46.2%)

The $4.2 million increase in total investment income for the three months ended September 30, 2024, as compared to the same period in 2023, was primarily attributable to (i) a $2.6 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $1.1 million increase in dividend income due to an increase in distributions received from equity investments and (iii) a $0.4 million increase in fee income resulting from an increase in amendment fees.

For the three months ended September 30, 2024, total expenses, including the base management fee waiver and income tax provision, were $17.0 million, a decrease of $0.5 million, or (3.2%) from the $17.5 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended September 30, 2023. The decrease was primarily attributable to (i) a $2.5 million decrease in capital gains incentive fee accrued, partially offset by (ii) a $0.7 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.6 million increase in the income incentive fee, and (iv) a $0.6 million increase in income tax provision (benefit).

Net investment income increased by $4.7 million, or 28.5%, to $21.4 million during the three months ended September 30, 2024 as compared to the same period in 2023, as a result of the $4.2 million increase in total investment income and the $0.5 million decrease in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.61 per share compared to $0.68 per share in the prior year.

For the three months ended September 30, 2024, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(0.4) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $9.7 million for the same period in 2023.

Portfolio and Investment Activities

As of September 30, 2024, the fair value of our investment portfolio totaled $1,090.7 million and consisted of 85 active portfolio companies and five portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 101.5% of the related cost basis as of September 30, 2024. As of September 30, 2024, the debt investments of 49 portfolio companies bore interest at a variable rate, which represented $702.0 million, or 73.2%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2024, our average active portfolio company investment at amortized cost was $12.6 million, which excludes investments in five portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.8% as of September 30, 2024. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2024, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

Third quarter 2024 investment activity included the following new portfolio company investment:

•
Jumo Health, Inc., a developer of creative, patient-centric educational solutions that improve health literacy to accelerate clinical trial enrollment and increase participant retention. Fidus invested $6.0 million in first lien debt and $0.8 million in preferred equity.
•
Thrust Flight LLC, a provider of professional flight training services. Fidus invested $9.8 million in first lien debt, $1.1 million in common equity and made additional commitments up to $2.6 million in first lien debt.
•
InductiveHealth Informatics, LLC, a leading provider of disease and syndromic surveillance solutions for health agencies. Fidus invested $20.0 million in first lien debt and $0.4 million in preferred equity.

Liquidity and Capital Resources

As of September 30, 2024, we had $54.4 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended September 30, 2024, we received net proceeds of $14.1 million from the equity at-the-market program (the “ATM Program”). As of September 30, 2024, we had SBA debentures outstanding of $175.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of September 30, 2024, the weighted average interest rate on total debt outstanding was 4.6%.

Fourth Quarter 2024 Dividends Totaling $0.61 Per Share Declared

On October 28, 2024, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.18 per share for the fourth quarter. The dividends will be payable on December 27, 2024, to stockholders of record as of December 17, 2024.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2024 taxable income, as well as the tax attributes for 2024 dividends, will be made after the close of the 2024 tax year. The final tax attributes for 2024 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On October 1, 2024, we invested $6.3 million in first lien debt and common equity in Estex Manufacturing Company, LLC, a branded manufacturer of sewn products used in the utility, airline / aerospace, sports, and military end markets.

On October 11, 2024, we exited our debt investment in US Fertility Enterprises, LLC. We received payment in full of $15.2 million on our subordinated debt, which included a prepayment fee.

On October 24, 2024, we exited our debt investment in Sonicwall US Holdings, Inc. We received payment of $3.3 million on our second lien debt, resulting in a realized loss of $0.1 million.

On October 25, 2024, we invested $14.8 million in first lien debt and common equity in Axis Medical Technologies LLC (dba Movemedical), a leading provider of last-mile supply chain software solutions to medical device OEMs.

Third Quarter 2024 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 1, 2024. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2024	2023
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $48,019 and $46,485, respectively)	85,827	83,876
Non-control/non-affiliate investments (cost: $1,019,953 and $883,312, respectively)	1,004,848	874,030
Total investments, at fair value (cost: $1,074,804 and $936,629, respectively)	1,090,675	957,906
Cash and cash equivalents	54,443	119,131
Interest receivable	14,317	11,965
Prepaid expenses and other assets	1,618	1,896
Total assets	$1,161,053	$1,090,898
LIABILITIES
SBA debentures, net of deferred financing costs	$170,472	$204,472
Notes, net of deferred financing costs	248,081	247,243
Borrowings under Credit Facility, net of deferred financing costs	38,853	(1,082)
Secured borrowings	14,025	15,880
Accrued interest and fees payable	3,544	5,924
Base management fee payable, net of base management fee waiver – due to affiliate	4,784	4,151
Income incentive fee payable – due to affiliate	5,059	4,570
Capital gains incentive fee payable – due to affiliate	14,914	17,509
Administration fee payable and other, net – due to affiliate	619	789
Taxes payable	751	1,227
Accounts payable and other liabilities	1,190	741
Total liabilities	$502,292	$501,424
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 33,914,652 and 30,438,979 shares
issued and outstanding at September 30, 2024 and December 31, 2023, respectively)	$34	$31
Additional paid-in capital	572,159	504,298
Total distributable earnings	86,568	85,145
Total net assets	658,761	589,474
Total liabilities and net assets	$1,161,053	$1,090,898
Net asset value per common share	$19.42	$19.37

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	870	1,011	2,603	3,168
Non-control/non-affiliate investments	30,987	27,302	88,899	77,268
Total interest income	31,857	28,313	91,502	80,436
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	—
Non-control/non-affiliate investments	1,851	2,789	5,745	4,661
Total payment-in-kind interest income	1,851	2,789	5,745	4,661
Dividend income
Control investments	—	—	—	—
Affiliate investments	1,328	(1)	1,830	519
Non-control/non-affiliate investments	56	263	308	431
Total dividend income	1,384	262	2,138	950
Fee income
Control investments	—	—	—	—
Affiliate investments	5	5	15	60
Non-control/non-affiliate investments	2,688	2,250	6,559	5,868
Total fee income	2,693	2,255	6,574	5,928
Interest on idle funds	597	566	2,738	1,824
Total investment income	38,382	34,185	108,697	93,799
Expenses:
Interest and financing expenses	6,026	5,985	18,100	16,761
Base management fee	4,848	4,161	13,986	12,066
Incentive fee - income	5,059	4,478	14,072	11,959
Incentive fee (reversal) - capital gains	(987)	1,528	942	507
Administrative service expenses	688	581	1,894	1,672
Professional fees	567	587	2,469	2,044
Other general and administrative expenses	266	269	764	773
Total expenses before base management fee waiver	16,467	17,589	52,227	45,782
Base management fee waiver	(64)	(72)	(200)	(216)
Total expenses, net of base management fee waiver	16,403	17,517	52,027	45,566
Net investment income before income taxes	21,979	16,668	56,670	48,233
Income tax provision (benefit)	568	8	682	66
Net investment income	21,411	16,660	55,988	48,167
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(11,458)
Affiliate investments	—	1	—	100
Non-control/non-affiliate investments	(366)	9,749	12,161	15,625
Total net realized gain (loss) on investments	(366)	9,750	12,161	4,267
Income tax (provision) benefit from realized gains on investments	—	(31)	(1,523)	(1,569)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	—	11,083
Affiliate investments	2,075	(4,507)	417	(9,109)
Non-control/non-affiliate investments	(6,643)	2,450	(5,823)	(2,113)
Total net change in unrealized appreciation (depreciation) on investments	(4,568)	(2,057)	(5,406)	(139)
Net gain (loss) on investments	(4,934)	7,662	5,232	2,559
Realized losses on extinguishment of debt	—	(23)	(521)	(23)
Net increase (decrease) in net assets resulting from operations	$16,477	$24,299	$60,699	$50,703
Per common share data:
Net investment income per share-basic and diluted	$0.64	$0.63	$1.74	$1.89
Net increase in net assets resulting from operations per share — basic and diluted	$0.49	$0.91	$1.89	$1.99
Dividends declared per share	$0.57	$0.72	$1.81	$2.08
Weighted average number of shares outstanding — basic and diluted	33,380,480	26,618,973	32,138,865	25,490,379

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2024 and 2023.

	($ in thousands)		($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$21,411	$16,660	$55,988	$48,167
Capital gains incentive fee expense (reversal)	(987)	1,528	942	507
Adjusted net investment income (1)	$20,424	$18,188	$56,930	$48,674

	(Per share)		(Per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net investment income	$0.64	$0.63	$1.74	$1.89
Capital gains incentive fee expense (reversal)	(0.03)	0.05	0.03	0.02
Adjusted net investment income (1)	$0.61	$0.68	$1.77	$1.91

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com